Exhibit 10.1

STRICTLY PRIVATE AND CONFIDENTIAL

SHARE PURCHASE AGREEMENT

relating to the purchase and sale of

100% OF THE ISSUED AND OUTSTANDING SHARES

IN THE CAPITAL OF

NEWBIT TECHNOLOGY INC.

a corporation existing under the laws of British Columbia

among

FINGERMOTION, INC.

(as Purchaser)

— and —

WEIXIANG PAN

YIJUN QIN

(as Vendors)

— and —

NEWBIT TECHNOLOGY INC.

(as Target, for limited purposes)

Dated as of September 23, 2026

Site: 50.469862° N, 111.602257° W · County of Newell, Alberta

All figures in United States dollars unless stated otherwise

This draft implements the Binding Memorandum of Understanding made as of September 8, 2026 among the parties. Sections of that MOU that were legally binding on execution are restated and not narrowed. Items left to be agreed in the definitive agreement (including the indemnity cap defaulting to 20% of the Purchase Price, complete legal land descriptions, and certain notice particulars) are completed on the basis stated in the MOU or marked for insertion. This document is a working draft for counsel and is not executed.

TABLE OF CONTENTS

ARTICLE 1 — INTERPRETATION

THIS SHARE PURCHASE AGREEMENT is made as of September 23, 2026 (the "**Agreement Date**")

AMONG:

FINGERMOTION, INC., a corporation existing under the laws of the State of Delaware and listed on The Nasdaq Stock Market LLC under the symbol "FNGR" (the "**Purchaser**)

– and –

WEIXIANG PAN, an individual resident in [jurisdiction] (a "**Vendor**")

– and –

YIJUN QIN, an individual resident in [jurisdiction] (a "**Vendor**" and, together with Weixiang Pan, the "**Vendors**")

– and –

NEWBIT TECHNOLOGY INC., a corporation existing under the laws of the Province of British Columbia, extra-provincially registered in Alberta where required, having its registered office at 23 – 1161 The High Street, Coquitlam, British Columbia V3B 7W3 (the "**Target**"). The Target joins this Agreement solely to covenant as to its own conduct, capitalization, assets and Closing deliverables, and not as a seller of the Purchased Shares.

RECITALS:

(A) The Vendors are the registered and beneficial owners of all of the issued and outstanding shares in the capital of the Target, being 100 Class A Voting Common Shares, of which Weixiang Pan holds 90 shares (90%) and Yijun Qin holds 10 shares (10%).

(B) The Target holds the surface tenure, permits, gas-supply position, road-use rights, pipeline infrastructure and fixed improvements described in this Agreement in respect of the Site in the County of Newell, Alberta, identified for the purposes of the Binding MOU by geographic coordinates 50.469862° North latitude, −111.602257° West longitude (NAD 83) and clarified by the geographic and legal descriptions set out in the Site surface lease with EID.

(C) The parties entered into a Binding Memorandum of Understanding dated September 8, 2026 (the "Binding MOU"). Sections 1 through 12 and Section 18 of the Binding MOU are legally binding. This Agreement restates those binding terms and does not narrow them, and documents the commercial intent recorded in Sections 13 through 17 of the Binding MOU.

(D) The Purchaser wishes to purchase, and the Vendors wish to sell, the Purchased Shares on the cash-free, debt-free basis set out in this Agreement, so that at Closing the Purchaser (or its permitted assignee) is the sole shareholder of the Target.

FOR VALUE RECEIVED, the parties agree as follows:

1.1 Definitions

In this Agreement, unless the context otherwise requires, the following terms have the following meanings:

"affiliate" has the meaning given to "affiliate" in the Business Corporations Act (British Columbia).

"Agreement" means this share purchase agreement and all Schedules, as amended in writing from time to time.

"Assumed Contracts" means the contracts included in the Included Assets, being the instruments listed in Schedule C.

"AUC" means the Alberta Utilities Commission.

"Binding MOU" means the Binding Memorandum of Understanding dated September 8, 2026 among the Purchaser, the Target and the Vendors.

"Business Day" means a day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta, Vancouver, British Columbia or New York, New York.

"Buyer Indemnified Party" means the Purchaser, the Target (from and after Closing), and each of their respective directors, officers, and employees affiliated entities and successors and assigns.

"Campus" means Campus Energy Partners Infrastructure LP.

"Closing" means the completion of the purchase and sale of the Purchased Shares contemplated by this Agreement.

"Closing Date" means the date on which Closing occurs, which shall be the third Business Day after the date on which the last of the conditions in Article 6 (other than those that by their nature are to be satisfied at Closing) has been satisfied or waived, or such other date as the Purchaser and the Vendors agree in writing, but in no event later than the Outside Closing Date.

"Closing Payment" means the amount payable at Closing under Section 3.3.

"CNRL" means Canadian Natural Resources Limited.

"Consent Date" means October 16, 2026.

"Consulting Fee" means the fee of USD $115,000 payable by the Purchaser solely to Peter Knight under a separate agreement, as described in Section 3.5.

"County" means the County of Newell, in the Province of Alberta.

"Deposit" means the amount of USD $230,000 paid by the Purchaser on or about September 9, 2026 to be held in trust by Vendors' Counsel, being 10% of the Purchase Price.

"Disclosure Schedule" means Schedule E delivered with this Agreement and accepted in writing by the Purchaser.

"EID" means the Board of Trustees of the Eastern Irrigation District.

"Encumbrance" means any lien, charge, security interest, pledge, hypothec, mortgage, assignment, option, right of first refusal, right of first offer, pre-emptive right, shareholders' agreement restriction, voting trust, lock-up, escrow, seizure, attachment, trust claim, builders' lien, judgment, execution, court order, adverse claim, third-party interest or any other encumbrance or restriction on title, voting, transfer or use, whether registered or unregistered.

"Environmental Laws" means all applicable Laws relating to the environment, public or occupational health and safety, Hazardous Substances, reclamation, remediation or the protection of land, water, air or living organisms, including the Environmental Protection and Enhancement Act (Alberta) and its regulations.

"Financial Debt" means any obligation of the Target in the nature of borrowed money or that is debt in substance, including bank or other borrowings, leases that are debt in substance, shareholder loans, guarantees, deferred purchase price, unpaid broker fees, change-of-control payments, transaction costs of the Vendors, and any Tax payable as a result of pre-Closing reorganization or extraction of Excluded Assets, in each case outstanding at the Effective Time, without double counting.

"Fundamental Representations" means the representations and warranties in Sections 7.1 (organization and authority of each Vendor), 7.2 (organization of the Target), 7.3 (capitalization and title to the Purchased Shares), 7.4 (title to the Included Assets), 7.12 (Taxes) and 7.16 (brokers).

"Further Deposit" means the amount of USD $230,000 payable on execution of this Agreement, to be held in trust by Vendors' Counsel, being a further 10% of the Purchase Price.

"Gas Supply Agreement" means the Gas Supply Agreement dated August 10, 2022 originally between the Target and Campus, as amended by the Amending Agreement effective January 1, 2024, the supplier interest in which has passed to Pivotal, including any prepayment, credit or deposit standing to the Target's account, as modified by the disclosed temporary suspension.

"Governmental Authority" means any domestic or foreign federal, provincial, state, municipal or other government, or any governmental, regulatory, taxing, or administrative agency, commission, court, tribunal, utility commission or other authority, including the Alberta Energy Regulator, the AUC, the County and the EID.

"GST" means goods and services tax or harmonized sales tax under the Excise Tax Act (Canada).

"Hazardous Substance" means any substance, waste or material regulated as hazardous, toxic, dangerous, a pollutant or a contaminant under Environmental Laws, including petroleum and petroleum products.

"Included Assets" means the assets described in Section 2.4 and Schedule C.

"ITA" means the Income Tax Act (Canada) and the regulations under it.

"Knowledge" means, with respect to the Vendors and the Target, the actual knowledge of the Knowledge Persons after reasonable enquiry of the persons who have responsibility for the relevant matter. The Knowledge Persons are listed in Schedule J.

"Law" means any statute, regulation, by-law, rule, ordinance, order, judgment, decree, permit, licence, approval or other requirement of any Governmental Authority.

"Leakage" means any of the following occurring from the Agreement Date to the Effective Time, other than Permitted Leakage: (a) any dividend, distribution, return of capital or other transfer of value by the Target to a Vendor or any affiliate of a Vendor; (b) any payment of management, consulting or similar fees to a Vendor or any affiliate of a Vendor; (c) any waiver, forgiveness or discount of an amount owed to the Target by a Vendor or any affiliate of a Vendor; (d) any Encumbrance created over an Included Asset in favour of a Vendor or any affiliate of a Vendor; (e) any Tax or cost arising from extraction of Excluded Assets or any pre-Closing reorganization; and (f) any agreement to do any of the foregoing.

"Losses" means all losses, damages, liabilities, Taxes, interest, penalties, assessments, costs of investigation, remediation costs, judgments, settlements and reasonable legal and professional fees, whether or not arising from a third-party claim, and includes diminution in value of the Purchased Shares and the cost of putting the Target in the position it would have been in had the relevant representation been true or the relevant covenant performed. Losses are not limited to damages that were reasonably foreseeable.

"Material Adverse Effect" means a fact, event, change or circumstance that is, or would reasonably be expected to be, materially adverse to the condition, status, regulatory standing or value of the Target or the Included Assets, taken as a whole, other than effects resulting from (i) general economic, commodity or financial-market conditions, (ii) changes in Law of general application, or (iii) the announcement or pendency of this Agreement, except in each case of (i) or (ii) to the extent the Target or the Included Assets are disproportionately affected.

"Outside Closing Date" means October 29th, 2026, or such later date as the Purchaser and the Vendors (acting together) agree in writing.

"Permitted Encumbrances" means only those Encumbrances expressly listed in Schedule D and accepted in writing by the Purchaser.

"Permitted Leakage" means (a) payments in the ordinary course required to keep the Assumed Contracts and permits in good standing, including surface rentals, property taxes and utility charges accruing in the ordinary course; and (b) any other payment expressly approved in writing by the Purchaser.

"Person" means any individual, corporation, partnership, trust, Governmental Authority or other entity.

"Pivotal" means Pivotal Energy Partners, as successor to Campus under the Gas Supply Agreement.

"Pivotal LOI" means the letter of intent between the Target and Pivotal for a new gas supply agreement, as disclosed to the Purchaser before the Agreement Date.

"Purchase Price" means USD $2,300,000, exclusive of GST, subject only to the cash-free / debt-free adjustment in Section 3.2.

"Purchased Shares" means all the issued and outstanding shares in the capital of the Target of every class and series, together with all rights attaching to them, including accrued dividends, voting rights and rights on winding-up, being as at the Agreement Date the 100 Class A Voting Common Shares described in Schedule A.

"Site" means the lands and premises leased by the Target that are situate in the County of Newell, in the Province of Alberta, at geographic coordinates 50.469862° North latitude, −111.602257° West longitude (NAD 83), and clarified by the geographic and legal descriptions set out in the Site surface lease with EID. together with the immediately contiguous lands over which the Target holds surface tenure, access rights, rights of way and permitted development rights forming part of the Included Assets, the complete legal descriptions of which are set out in Schedule B.

"Tax" means any federal, provincial, state, local or foreign tax, levy, impost, duty, assessment or other charge of any kind, including income, capital, sales, use, GST, withholding, payroll, property, transfer and estimated taxes, together with interest, penalties and additions.

"Tax Act" means the ITA.

"Vendors' Counsel" means McLennan Ross LLP, as counsel to the Vendors, in its capacity as stakeholder of the Deposit and the Further Deposit.

1.2 Interpretation

(a) Headings are for convenience only and do not affect interpretation. The word "including" means "including without limitation". A reference to a statute includes regulations and amendments. A reference to a Section or Schedule is to this Agreement. The singular includes the plural and vice versa.

(b) This Agreement is the product of negotiation. No rule of construction against the drafter applies.

(c) All dollar amounts are in lawful currency of the United States of America. The sale of the Purchased Shares is not subject to GST.

(d) Time is of the essence.

(e) The Schedules form part of this Agreement. If there is a conflict between the body of this Agreement and a Schedule, the body prevails except as to information fairly disclosed in the Disclosure Schedule and accepted in writing by the Purchaser.

(f) This Agreement supersedes the Binding MOU and all prior letters of intent, term sheets and understandings among the parties or their affiliates in respect of the Purchased Shares, the Included Assets and the Site, each of which is confirmed spent; provided that nothing in this Section limits any liability for breach of the Binding MOU occurring before the Agreement Date, and the Deposit paid under the Binding MOU is credited as

provided in Article 4. In any situation where the terms of the MOU are inconsistent with this Agreement the terms of this Agreement shall take precedence and govern over the MOU.

ARTICLE 2 — PURCHASE AND SALE

2.1 Agreement to Purchase and Sell

On the terms and subject to the conditions of this Agreement, at Closing the Vendors shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, the Purchased Shares, free and clear of all Encumbrances. Should the Vendors have any shareholder loans owed to them by the company as at the Closing Date, then the Purchaser shall also be deemed to have purchased those shareholder loans from the Vendors, and the Purchase Price shall be allocated as follows: (i) Firstly, on a dollar for dollar basis to the amount of the shareholder loans, and (ii) Secondly, any remaining balance be allocated to the Purchased Shares, provide always that a minimum amount equal to the stated capital of the Purchased Shares be allocated to the Purchased Shares. On closing the Vendors shall assign and transfer any such shareholder loans to the Purchaser. For clarification, in no event shall the shareholder loans being transferred and assigned to the Purchaser exceed the Purchase Price amount, and any shareholder loans over and above that amount shall be cancelled and released by the Vendors on closing.

2.2 Structure

The transaction is a share purchase. At Closing the Purchaser (or its permitted assignee) shall be the sole registered and beneficial shareholder of the Target. The Target shall be delivered cash-free and debt-free, holding only the Included Assets, the Assumed Contracts and the associated regulatory standing, and no other material assets or liabilities.

2.3 Purchased Shares — Free and Clear Transfer

There will be no shares, options, warrants, convertible securities, phantom equity, earn-outs, profit interests or other rights to acquire equity of the Target outstanding at Closing other than the Purchased Shares. The transfer will be effected by delivery of the instruments in Section 5.3. Any shareholders' agreement, unanimous shareholders' agreement or similar instrument will be terminated effective as of Closing with no surviving obligation on the Target or the Purchaser.

2.4 Included Assets

The Target shall, at Closing, own the entire right, title and interest in and to the following (collectively, the "Included Assets"), free and clear of all Encumbrances other than Permitted Encumbrances:

(a) the surface lease of the Site with the EID in respect of the Site, together with all rights of renewal and extension;

(b) County of Newell Development Permit 2022055 issued June 23, 2022, together with building permit 235PEL-22-B0054 and electrical permit 235PEL-22-E0125;

(c) the Target's entire position as purchaser under the new Gas Supply Agreement, to be signed concurrently with closing, as set out in Section 2.5 in more detail;

(d) the Master Road Use Agreement dated September 1, 2022 with CNRL, together with Exhibit A-1 and all associated access rights;

(e) the pipeline right of way and all gas receipt and delivery point infrastructure serving the Site, including the natural gas feeder header, the fuel gas line, underground distribution piping, custody transfer metering and the metering building;

(f) the approval issued under the Environmental Protection and Enhancement Act (Alberta) and the AUC Rule 007 registration in respect of the 8.9 MW isolated generating unit at the Site, together with all associated filings, correspondence and compliance records;

(g) all civil works, earthworks, foundations, hardstand, drainage, fencing and other fixed improvements in situ at the Site; and

(h) all site studies, reports and technical work product in respect of the Site, including the geotechnical investigation, the noise impact assessment, gas composition analyses and the full pipeline drawings.

2.5 Gas Supply — Binding Disclosure and Pre-Closing Covenant

The parties record the following, which is legally binding as a disclosure and as a pre-Closing covenant:

(a) the Gas Supply Agreement is currently terminated, the Site having ceased consuming natural gas in the calendar year preceding the Binding MOU, and that agreement was premised on continuing offtake;

(b) the Target and Pivotal have entered into the Pivotal LOI for a new gas supply agreement, and a copy of the new agreement has been provided to the Purchaser for review;

(c) following execution of this Agreement and payment of the Further Deposit, the Target shall take responsibility for arranging the execution of the new gas supply agreement directly between the Purchaser (or, at the Purchaser's written election, the Target) and Pivotal, on terms consistent with the Pivotal LOI and otherwise acceptable to the Purchaser, acting reasonably, provided always that the Purchaser shall be responsible for paying any deposits or security that may be required under the new gas supply agreement; and

(d) the signing of the new gas supply agreement will allow the Vendors and the Target to settle all matters with Pivotal related to the termination of the previous Gas Supply Agreement, with no negative consequences to the Purchaser or the Target going forward.

2.6 Excluded Assets and Pre-Closing Cleanup

All Vendor-owned or Target-owned generation equipment, containers and moveable plant have been, or will before Closing be, cleared from the Site (the "Excluded Assets"). No tangible generating equipment forms part of the Included Assets and no part of the Purchase Price is allocated to it. At Closing the Vendors shall deliver Schedule I confirming every item remaining in situ and that each is owned by the Target free of any lease, rental or security interest. Any asset that is not an Included Asset (including cash in excess of any de minimis cash balance expressly agreed in writing, intercompany receivables and surplus chattels) shall be distributed or removed before Closing without giving rise to any Tax or other liability that survives Closing, other than as expressly agreed in writing.

2.7 As-Is Physical Condition; No Operating Warranty

The Purchaser acquires the Target, and therefore the fixed improvements at the Site, on an as-is, where-is basis as to physical condition only, and the Vendors give no warranty as to fitness of those improvements for the Purchaser's intended use. Nothing in this Section 2.7 limits Article 6, Article 7, Article 10 or any representation as to title, permits, environmental matters or absence of Encumbrances. Other than the representations and warranties in this Agreement, the Purchaser acknowledges that the Vendors are not making any promises or guarantees about the future operating capacity or revenue-generating capability of the Site or the Included Assets.

ARTICLE 3 — PURCHASE PRICE AND PAYMENT

3.1 Purchase Price

The purchase price for the Purchased Shares is USD $2,300,000 (the "Purchase Price"), exclusive of GST, allocated among the Vendors in the proportions set out in Schedule A. The sale of the Purchased Shares is not subject to GST. In addition to the Purchase Price, on Closing the Vendors will receive credit for any deposits paid under the Assumed Contracts that remain standing to the Target's account and are transferred in situ, as confirmed in writing by the relevant counterparties or by a jointly agreed schedule delivered at Closing.

3.2 Cash-Free / Debt-Free Adjustment

The Purchase Price is a cash-free, debt-free price. At the Effective Time the Target shall have no Financial Debt, no cash (or only a de minimis cash balance expressly agreed in writing by the Purchaser), no declared but unpaid dividends and no Leakage. "Effective Time" means 11:59 p.m. (Calgary time) on the day immediately preceding the Closing Date. If any Financial Debt or Leakage exists at the Effective Time, or if cash exceeds any agreed de minimis amount, the Purchase Price payable at Closing shall be reduced dollar-for-dollar by the amount of that Financial Debt and Leakage and increased dollar-for-dollar by any agreed cash retained in the Target, without limiting the Purchaser's indemnity rights under Article 10. Not less than three Business Days before the Closing Date the Vendors shall deliver a statement (the "Pre-Closing Statement") setting out their good-faith calculation of Financial Debt, cash and Leakage, with reasonable supporting detail. The Purchaser may dispute any item. If the parties cannot agree before Closing, Closing shall proceed on the Purchaser's calculation, without prejudice to the Purchaser's indemnity and set-off rights.

3.3 Payment of the Purchase Price

The Purchase Price shall be paid as follows:

Item	Amount	Timing
Deposit (10%)	USD $230,000	Paid on execution of the Binding MOU / by September 9, 2026; held in trust by Vendors' Counsel
Further Deposit (10%)	USD $230,000	On execution of this Agreement; held in trust by Vendors' Counsel
Balance (80%), subject to Section 3.2	USD $1,840,000 (subject to adjustment)	In immediately available funds at Closing
Total Purchase Price	USD $2,300,000	Credited as above; no holdback or escrow

The entire unpaid Purchase Price is payable at Closing. The Purchaser will not retain an indemnity holdback or escrow. Post-Closing recovery is solely under the indemnities, set-off rights and other remedies in Article 10.

3.4 Direction and Allocation

The Purchaser shall pay the Closing Payment to Vendors' Counsel, in trust, on the Vendors' irrevocable direction, for allocation among the Vendors in accordance with Schedule A (as adjusted under Section 3.2, applied pro rata unless the Vendors direct otherwise in writing). Payment to Vendors' Counsel in accordance with that direction is a good and sufficient discharge of the Purchaser's payment obligation.

ARTICLE 4 — DEPOSITS

4.1 Stakeholding

The Deposit and the Further Deposit shall be held in trust by Vendors' Counsel, whose trust particulars are set out in Schedule K. The Deposit and the Further Deposit are credited against the Purchase Price at Closing and shall be released to the Vendors at Closing as part of the Closing Payment.

4.2 Non-Refundable; Exceptions

The Deposit and the Further Deposit, and any deposits paid by the Purchaser under signing of the new Pivotal Gas Supply Agreement are non-refundable and at risk to the Purchaser, save that they are returnable in full if:

(a) the Vendors or the Target fail to close when the Purchaser is ready, willing and able to do so;

(b) the Vendors or the Target breach this Agreement or the Binding MOU in any material respect; or

(c) a condition in Article 6 for the benefit of the Purchaser is not satisfied or waived by the Outside Closing Date.

Vendors' Counsel shall release the Deposit and the Further Deposit in accordance with the joint written direction of the Purchaser and the Vendors or, failing that, in accordance with a final order of a court of competent jurisdiction.

4.3 Forfeiture on Purchaser Default

If Closing has not occurred by the Outside Closing Date and the Purchaser is in default of its obligation to close when the Vendors are ready, willing and able to do so and all conditions for the Purchaser's benefit have been satisfied or waived, the Deposit and the Further Deposit shall be forfeited to the Vendors as liquidated damages and not as a penalty, as the parties' genuine pre-estimate of the Vendors' loss, without limiting any other remedy for fraud or willful breach. Forfeiture is not available if the Vendors have refused to close the transaction when required to do so.

ARTICLE 5 — CLOSING

5.1 Time and Place

Closing shall take place at 10:00 a.m. (Calgary time) on the Closing Date by electronic exchange of executed documents and wire transfer of the Closing Payment, or at such other time and place as the parties agree. The parties shall use commercially reasonable efforts to close as soon as practicable after the conditions in Article 6 are satisfied or waived, and in any event on or before the Outside Closing Date.

5.2 Timetable

Milestone	Date
Execution of Binding MOU and payment of Deposit	September 9, 2026 (completed)
Execution of this Agreement and payment of Further Deposit	September 23, 2026
Delivery of the consents in Section 6.1	October 16, 2026
Outside Closing Date	October 29, 2026

Time is of the essence. If Closing has not occurred by the Outside Closing Date, either the Purchaser or the Vendors (acting together) may terminate on written notice, and the Deposit and the Further Deposit shall be dealt with under Article 4 and Article 13.

5.3 Vendors' and Target's Closing Deliverables

At Closing the Vendors and the Target shall deliver, in form satisfactory to the Purchaser, acting reasonably:

(a) share certificates for the Purchased Shares (or a certified extract of the central securities register if the shares are uncertificated), executed stock transfer powers, and a certified central securities register showing the Purchaser as sole registered and beneficial holder of 100% of the Purchased Shares, as well as a transfer and assignment of any shareholder loans;

(b) a directors' resolution of the Target approving the transfer, updating the register, cancelling existing certificates and issuing a new certificate to the Purchaser;

(c) resignations and mutual releases of outgoing directors and officers designated by the Purchaser, in the form of Schedule G, and the Vendor release described in Section 10.8 in the form of Schedule F, and evidence of the appointment of the Purchaser's nominees;

(d) termination of every shareholders' agreement and related-party contract (other than Assumed Contracts) with no surviving liability of the Target;

(e) a bring-down certificate in the form of Schedule H as to representations, the cash-free / debt-free condition and the absence of a Material Adverse Effect;

(f) good-standing or status certificates for the Target from British Columbia and any extra-provincial registration in Alberta, dated not more than five Business Days before Closing;

(g) minute books, securities registers, corporate seals (if any) and all original contracts, permits and technical records comprising the Included Assets;

(h) the consents and estoppels in Section 6.1;

(i) current search results confirming the Purchased Shares and Included Assets are free and clear of Encumbrances other than Permitted Encumbrances, including corporate, PPSA, Bank Act, land titles, builders' lien, litigation and execution searches in all relevant jurisdictions;

(j) if required under section 116 of the ITA, a clearance certificate, or an agreed withhold-and-remit arrangement under Section 11.2;

(k) payout letters and discharges for every Financial Debt and registered Encumbrance, with authorizations to file discharges;

(l) the in-situ remaining-items schedule required by Section 2.6, completed as Schedule I; and

(m) such other instruments as the Purchaser reasonably requires to vest the Purchased Shares in the Purchaser free and clear of all Encumbrances.

5.4 Purchaser's Closing Deliverables

At Closing the Purchaser shall deliver:

(a) the Closing Payment by wire transfer of immediately available funds in accordance with Schedule K;

(b) a certificate of a senior officer confirming that the Purchaser's representations are true and correct in all material respects and that the Purchaser has performed its pre-Closing covenants in all material respects; and

(c) such other instruments as the Vendors reasonably require to evidence receipt of the Closing Payment.

5.5 Simultaneous Actions

All actions at Closing are deemed to occur simultaneously. No delivery is effective until all deliveries required at Closing have been made or waived in writing.

ARTICLE 6 — CONDITIONS PRECEDENT

6.1 Conditions for the Benefit of the Purchaser

The Purchaser's obligation to complete is conditional on each of the following being satisfied or waived in writing by the Purchaser on or before the Outside Closing Date:

(a) execution and delivery of the new gas supply agreement contemplated by the Pivotal LOI, between Pivotal and the Purchaser (or, at the Purchaser's written election, the Target), in form acceptable to the Purchaser acting reasonably, together with written confirmation from Pivotal that Pivotal consents to the change of control of the Target;

(b) the written consent of the EID to the change of control of the Target and to any required assignment of the surface lease, together with confirmation of the remaining term, renewal rights and that no default exists;

(f) confirmation that the Purchased Shares and the Included Assets are free and clear of all Encumbrances (other than Permitted Encumbrances), environmental orders and third-party rights, supported by the searches described in Section 5.3(i), and that there has been no Material Adverse Effect since September 8, 2026;

(g) delivery of the Closing instruments in Section 5.3;

(h) the representations and warranties of the Vendors and the Target being true and correct at Closing (disregarding materiality qualifications for this purpose other than any representation that is expressly a bring-down to a Material Adverse Effect standard), and all pre-Closing covenants having been performed in all material respects;

(i) there being no injunction, Law or proceeding that prohibits or materially impairs the transaction; and

(j) completion of the Purchaser's due diligence to its satisfaction, acting reasonably, in respect of the materials requested by the Purchaser under separate cover, including the minute books, securities register, Tax filings, contracts, permits and environmental records of the Target.

6.2 Regulatory Approvals Decoupled

Approval of the AUC for any change of generating units is not a condition of Closing. That approval is the Purchaser's responsibility and risk following Closing, and no part of the Purchase Price is held back against it. The Vendors and the Target shall provide reasonable cooperation with any post-Closing regulatory filing at the Purchaser's cost.

6.3 Conditions for the Benefit of the Vendors

The Vendors' obligation to complete is conditional on: (a) receipt of the Closing Payment; (b) the Purchaser's representations being true and correct in all material respects at Closing; and (c) there being no injunction that prohibits Closing.

6.4 Efforts; Waiver

Each party shall use commercially reasonable efforts to satisfy the conditions for which it is responsible. A condition may be waived only in writing by the party for whose benefit it exists. Satisfaction or waiver of a condition is not a waiver of any indemnity. The indemnities in Article 10 operate independently of the conditions in this Article 6.

ARTICLE 7 — REPRESENTATIONS AND WARRANTIES OF THE VENDORS AND THE TARGET

Each Vendor represents and warrants to the Purchaser as to itself and the Purchased Shares held by it, and the Vendors and the Target jointly and severally represent and warrant to the Purchaser as to the Target and the Included Assets, as follows. Each representation is given as of the Agreement Date and as of Closing, except as fairly disclosed in the Disclosure Schedule and accepted in writing by the Purchaser.

7.1 Organization and Authority of each Vendor

(a) Each Vendor has full legal capacity and authority to enter into this Agreement and to sell the Purchased Shares held by that Vendor. This Agreement constitutes a valid and binding obligation of each Vendor, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement and the completion of the transaction do not conflict with or result in a breach of any Law, order or contract binding on that Vendor.

7.2 Organization of the Target

The Target is a corporation duly organized, validly existing and in good standing under the laws of British Columbia and is extra-provincially registered in Alberta to the extent required to own the Included Assets and hold the Site. The Target has full corporate power to own the Included Assets and to enter into this Agreement for the limited purposes for which it joins. The Target has not been dissolved and no proceedings are pending for its dissolution or liquidation.

7.3 Capitalization and Title to the Purchased Shares

(a) The authorized capital of the Target consists of [insert authorized capital]. The issued capital consists solely of 100 Class A Voting Common Shares. The Purchased Shares have been validly issued and are fully paid. The Vendors are the sole registered and beneficial owners of the Purchased Shares, with good and marketable title, in the numbers set out in Schedule A, and have full right and authority to transfer them.

(b) The Purchased Shares constitute 100% of the Target's fully diluted equity. There are no options, warrants, convertible securities, phantom equity, earn-outs, profit interests or other rights to acquire equity of the Target. No Person has any right to require the Target to issue, or the Vendors to transfer, any share or other security.

(c) The Purchased Shares will be transferred free and clear of all Encumbrances. All corporate, contractual and statutory restrictions on transfer have been complied with or irrevocably waived. The Target has not issued any shares from treasury that remain outstanding other than the Purchased Shares, and will not do so.

7.4 Title to the Included Assets

The Target holds good and marketable title to the Included Assets, free and clear of all Encumbrances other than Permitted Encumbrances. The Site is identified by the coordinates in the definition of "Site"; the complete legal land descriptions, plans and registered particulars are set out in Schedule B.

7.5 No Conflict; Consents

Except for the consents listed in Section 6.1, the execution of this Agreement and the completion of the transaction do not conflict with the Target's constating documents, any Law or any Assumed Contract, or result in the creation

of an Encumbrance on the Purchased Shares or the Included Assets, or give any Person a right to terminate or accelerate any Assumed Contract.

7.6 Assumed Contracts and Permits

(a) Except for the disclosed temporary suspension of the Gas Supply Agreement arising from the Site having ceased consuming natural gas, the Target is not in default under, and has received no notice of default or termination in respect of, the Gas Supply Agreement, the surface lease, the road-use agreement or any permit forming part of the Included Assets, and Pivotal has not treated the suspension as a termination right that has been exercised.

(b) Every amendment, side letter, waiver and standing notice affecting any Assumed Contract has been disclosed in the Disclosure Schedule. Each Assumed Contract is in full force and effect and is enforceable by the Target in accordance with its terms.

(c) The Target holds all permits forming part of the Included Assets. Development Permit 2022055 and the associated building and electrical permits have not been revoked. The EPEA approval and the AUC Rule 007 registration in respect of the 9.9 MW isolated generating unit are in good standing so far as the Target's current holding of that registration is concerned.

7.7 Site Condition and Cleanup

The Site has been, or will before Closing be, cleared of all Vendor-owned equipment and all associated reclamation, disposal and restoration obligations relating to the Excluded Assets have been or will before Closing be satisfied. No tangible generating equipment forms part of the Included Assets.

7.8 Undisclosed Liabilities; Financial Debt

The Target has no Financial Debt and no material undisclosed liability. The Target has no outstanding liability for property taxes, municipal charges, surface rentals, gas capacity fees or utility charges in respect of the Site other than amounts accruing in the ordinary course that will be prorated at Closing.

7.9 Books and Records

The minute books, securities register and other corporate records of the Target are complete and accurate in all material respects and have been made available to the Purchaser. All material transactions of the Target have been properly recorded.

7.10 Litigation

There is no action, suit, investigation, proceeding or order pending or, to the Knowledge of the Vendors and the Target, threatened against the Target, any Vendor in respect of the Purchased Shares, the Site or the Included Assets, and there is no outstanding judgment that affects the Target, the Purchased Shares or the Included Assets.

7.11 Environmental

The Target is not the subject of any environmental order, directive, notice of non-compliance or investigation in respect of the Site. To the Knowledge of the Vendors and the Target, except as fairly disclosed in the Disclosure Schedule, there is no contamination of the Site by Hazardous Substances that would reasonably be expected to give rise to an obligation of the Target under Environmental Laws arising from the Target's operations at the Site. This representation does not speak to operations of any other Person at the Site before the Target's occupation, except to the extent the Target has received written notice of such a matter.

7.12 Taxes

(a) The Target has filed all Tax returns required to be filed and has paid all Taxes due. There is no audit, assessment or proposed assessment outstanding against the Target that has not been disclosed.

(b) The Target is a resident of Canada for the purposes of section 116 of the ITA, or the Vendors will deliver the requisite clearance certificate at Closing or comply with Section 11.2.

(c) The Target has not made an election or designation that would reasonably be expected to result in a material adverse Tax consequence to the Target after Closing, other than as disclosed.

7.13 Employees

The Target has no employees, employee plans or unpaid source deductions, or if it does they are fully accrued and disclosed in the Disclosure Schedule and will be discharged before Closing without surviving liability of the Target.

7.14 Related-Party Arrangements

Except for Assumed Contracts, there is no contract between the Target and a Vendor or an affiliate of a Vendor that will survive Closing. No Vendor has any claim against the Target except rights under this Agreement.

7.15 Compliance with Laws

The Target has complied in all material respects with applicable Laws in respect of the Site and the Included Assets. The Target carries on no business other than holding the Included Assets.

7.16 Brokers

Neither the Vendors nor the Target has engaged any broker, finder or agent whose fee could become a charge against the Purchaser, the Target or the Included Assets. The Consulting Fee is solely a Purchaser obligation.

7.17 No Other Agreement

As at execution of the Binding MOU, and except for the Binding MOU and this Agreement, neither the Vendors nor the Target was party to any agreement, letter of intent, memorandum or understanding with any third party in respect of the Purchased Shares, the Included Assets or the Site.

7.18 Sufficiency

The Included Assets constitute all of the assets reasonably required to hold the Site in its present permitted and improved condition, other than generating equipment which is an Excluded Asset and is not required to be delivered.

7.19 Non-Reliance by Vendors

The Vendors acknowledge they are not relying on any representation of the Purchaser except those expressly set out in Article 8.

ARTICLE 8 — REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Vendors as follows:

8.1 Organization and Authority

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has full corporate power to enter into this Agreement and to purchase the Purchased Shares. This Agreement has been duly authorized and constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

8.2 No Conflict

The execution and delivery of this Agreement and the completion of the transaction do not conflict with the Purchaser's constating documents or with any Law or material contract binding on the Purchaser, except for securities-law disclosure obligations.

8.3 Brokers

Other than Peter Knight, whose fee is solely the Purchaser's obligation under Section 3.5, the Purchaser has engaged no broker whose fee could become a charge against the Vendors.

8.4 Financial Capacity

The Purchaser has, or will have at Closing, the financial capacity to pay the Closing Payment.

ARTICLE 9 — PRE-CLOSING COVENANTS

9.1 Conduct of the Target

Between the Agreement Date and Closing the Vendors shall cause the Target to:

(a) maintain each Assumed Contract and permit in good standing (including keeping the existing Gas Supply Agreement in force subject only to the disclosed temporary suspension);

(b) make all payments as they fall due and comply with all regulatory requirements;

(c) preserve the Included Assets;

(d) carry on no business other than holding the Included Assets;

(e) incur no Financial Debt, issue no securities, and declare no dividend or distribution other than as required to achieve the cash-free condition in a manner that creates no surviving Tax or other liability;

(f) not amend, terminate, surrender or allow to lapse any Purchased Share or Included Asset, or encumber any of them, without the Purchaser's prior written consent; and

(g) promptly arrange execution of the new Pivotal gas supply agreement as provided in Section 2.5.

9.2 Access and Counterparties

The Vendors shall provide the Purchaser and its advisors reasonable access to the Site and to the Target's books on notice, and shall permit the Purchaser to communicate directly with Pivotal, the EID, the County and CNRL. The Vendors shall use commercially reasonable efforts, at the Vendors' cost (save that the Purchaser shall bear any fee properly charged by a third-party counterparty for granting a consent), to obtain the consents and estoppels in Section 6.1 by the Consent Date.

9.3 Notification

The Vendors and the Target shall promptly notify the Purchaser in writing of: (a) any Material Adverse Effect; (b) any material approach concerning a competing transaction; and (c) any fact that makes a representation in Article 7 untrue in any material respect. Notice under this Section does not qualify any representation or limit any indemnity unless the matter is added to the Disclosure Schedule with the Purchaser's written acceptance.

9.4 No Shop after Execution

From the Agreement Date until the earlier of Closing and termination of this Agreement, each Vendor and the Target covenants that neither it nor any of its shareholders, directors, officers, employees, agents or affiliates will, directly or indirectly, solicit, initiate, entertain, encourage or continue any discussion or proposal from any Person other than the Purchaser concerning the sale of the Purchased Shares, the Included Assets or the Site, or furnish information or grant access for that purpose, or enter into any agreement in respect of any of the foregoing. This Section is specifically enforceable. Damages alone would be an inadequate remedy. The Purchaser is entitled to injunctive relief without proof of actual damage and without the requirement to post security. Breach of this Section entitles the Purchaser to immediate return of the Deposit and the Further Deposit in addition to any other remedy.

9.5 Further Assurances

Each party shall execute and deliver all further documents and take all further action reasonably necessary or desirable to give effect to this Agreement, including after Closing.

ARTICLE 10 — INDEMNIFICATION

This Article 10 restates Section 12 of the Binding MOU and is not narrowed.

10.1 Indemnity

Subject to the limits in this Article 10, the Vendors shall jointly and severally indemnify, defend and hold harmless each Buyer Indemnified Party from and against all Losses arising out of or relating to:

(a) any inaccuracy in or breach of any representation or warranty of a Vendor or the Target in the Binding MOU, this Agreement, or in any certificate delivered under either of them;

(b) any breach or non-performance of any covenant of a Vendor or the Target;

(c) any Encumbrance on the Purchased Shares, or any failure to transfer 100% of the Purchased Shares free and clear;

(d) any Financial Debt, Leakage, or pre-Closing liability of the Target that is not an obligation first arising under an Assumed Contract after Closing;

(e) any Tax of the Target in respect of any period (or portion of a period) ending on or before Closing, including Tax arising from any pre-Closing reorganization, extraction of Excluded Assets, or failure to obtain a section 116 clearance certificate;

(f) any environmental condition, contamination, order, directive or non-compliance existing or arising from facts occurring on or before Closing, but only those that arise or are due to the Target's operations at the Site and not related to any other party's prior operations at the Site, whether or not disclosed;

(g) any claim by a Person who alleges to be a holder of, or entitled to acquire, any security of the Target;

(h) any broker, finder or agent engaged by a Vendor or the Target, other than Mr. Knight whose fee is solely a Purchaser obligation; and

(i) any proceeding relating to any of the foregoing.

10.2 Basket and Cap

Except for Fundamental Representations, title to the Purchased Shares, Taxes, fraud, fraudulent misrepresentation and willful misconduct (which are uncapped and have no basket), the Vendors have no liability for general representation claims until Buyer Indemnified Parties have suffered Losses exceeding USD $125,000 in the aggregate, after which the Vendors are liable for any amount over and above USD $125,000. The Vendors' aggregate liability for general representation claims (other than the uncapped matters) shall not exceed USD $460,000, being 20% of the Purchase Price. Nothing in this Article 10 limits the Purchaser's right to specific performance, injunctive relief, or recovery of the Deposit and the Further Deposit under Article 4 and Section 9.4.

10.3 Survival

Fundamental Representations survive for a period of 5 years from closing, or if a statutory limitation period must apply, until 90 days after the expiry of the applicable limitation or assessment period. Tax representations survive until 90 days after the relevant limitation period. All other representations survive for 18 months after Closing. Covenants survive in accordance with their terms. Fraud, fraudulent misrepresentation and willful misconduct are not limited by survival, cap or basket.

10.4 Materiality Scrape

For purposes of determining both breach and the amount of Losses, qualifications as to materiality or Material Adverse Effect in any representation are disregarded, other than in any representation that is expressly a bring-down to a Material Adverse Effect standard.

10.5 No Waiver by Closing; Sandbagging

Closing does not waive any representation, warranty, covenant or indemnity. The Purchaser may close over a known breach and still claim, unless it gives a written waiver that expressly identifies the breach. The Purchaser's rights are not affected by any investigation conducted by it or by any knowledge acquired before Closing, other than matters fairly disclosed in the Disclosure Schedule and accepted in writing.

10.6 No Holdback

The parties have agreed that the Purchase Price will be paid in full at Closing. The absence of an indemnity escrow or holdback does not limit, cap or condition the Vendors' indemnity obligations.

10.7 Procedure; Set-Off; Insurance

(a) The Purchaser will give reasonably prompt written notice of a claim, provided that delay does not relieve the Vendors except to the extent they are actually and materially prejudiced. The Purchaser controls the defence of third-party claims that could affect the Target's permits, the Site, Tax position or ongoing operations. The Vendors may not settle any claim that imposes any obligation on a Buyer Indemnified Party or admits any fault of the Target without the Purchaser's prior written consent.

(b) The Purchaser may set off any amount due to a Buyer Indemnified Party against any amount otherwise payable to any Vendor.

(c) A Buyer Indemnified Party will not recover twice for the same Loss. Insurance or third-party recoveries actually received, net of costs and premium increases, reduce Losses. The Purchaser has no obligation to claim on its own insurance before claiming against the Vendors.

10.8 Release of the Target

Effective at Closing each Vendor releases the Target, the Purchaser and their respective directors, officers and affiliates from every claim the Vendor has or may have against the Target in any capacity (including as shareholder, director, officer or creditor), other than rights under this Agreement. Each Vendor shall deliver a written release in the form of Schedule F at Closing.

10.9 Knowledge Qualifier

Any "Knowledge" qualifier is limited to the actual knowledge of the Vendors and of the directors and officers of the Target after reasonable enquiry of the persons who have responsibility for the relevant matter, being the Knowledge Persons listed in Schedule J.

ARTICLE 11 — TAX MATTERS

11.1 Allocation of Taxes

The Vendors bear all pre-Closing Taxes of the Target and all Taxes arising from the sale of the Purchased Shares. Taxes in respect of a Straddle Period shall be allocated on a closing-of-the-books basis except for property and similar Taxes, which shall be prorated on a daily basis. "Straddle Period" means any Tax period beginning on or before and ending after the Closing Date. For clarification with respect to corporate taxes of the Target, the parties acknowledge and agree that the purchase and sale of the Purchased Shares will trigger a deemed year end for the Target, and the Vendors agree to complete the related financial statements and tax returns for this deemed year end not later than 120 days after the closing occurs, and to pay any appliable corporate taxes of the Target for that period as well.

11.2 Section 116

If a Vendor is a non-resident of Canada for purposes of the ITA, or if the Purchaser is not reasonably satisfied that a Vendor is a resident of Canada, the Purchaser may withhold from that Vendor's share of the Purchase Price the amount required under section 116 of the ITA unless that Vendor delivers a clearance certificate covering the full amount payable to that Vendor, or the parties agree a withhold-and-remit arrangement acceptable to the Purchaser. Any amount withheld and remitted in accordance with the ITA is treated as paid to that Vendor.

11.3 Elections and Cooperation

The parties shall make such Tax elections as they reasonably agree. The Purchaser shall prepare Tax returns of the Target for periods ending on or before Closing that are due after Closing, and shall submit drafts to the Vendors a reasonable time before filing. The Vendors shall cooperate in the preparation of those returns and in any Tax contest relating to a pre-Closing period.

11.4 GST

Because the transaction is a purchase of shares, no GST is payable on the Purchase Price. If any Governmental Authority assesses GST on the Purchase Price contrary to that position, the parties shall cooperate in good faith to contest the assessment. The economic burden of any GST properly payable in respect of the Purchase Price (if a Governmental Authority finally determines it is payable) shall be borne as that determination requires, provided the Vendors shall not be required to gross-up the Purchase Price.

ARTICLE 12 — CONFIDENTIALITY AND ANNOUNCEMENTS

Each party shall keep confidential the existence and terms of this Agreement and all non-public information received from the other, and shall use that information solely to evaluate and complete the transaction. Disclosure is permitted to professional advisors, lenders and prospective joint-venture participants on equivalent terms, and to the extent required by Law or by the rules of any securities exchange. The Purchaser is a reporting issuer and may be required to disclose this transaction under applicable securities law; the Purchaser will consult the Vendors on the timing and content of any such disclosure to the extent practicable. Neither party will otherwise issue any public announcement concerning the transaction without the prior written consent of the other, not to be unreasonably withheld.

ARTICLE 13 — TERMINATION

13.1 Termination Rights

This Agreement may be terminated:

(a) by mutual written consent of the Purchaser and the Vendors (acting together);

(b) by the Purchaser or by the Vendors (acting together), if Closing has not occurred by the Outside Closing Date, unless the failure is caused by the terminating party's breach;

(c) by the Purchaser, if a condition in Section 6.1 has become incapable of satisfaction and has not been waived, or if the Vendors or the Target are in material breach of this Agreement and have not cured that breach within five Business Days after notice (or immediately, if the breach is not reasonably capable of cure before the Outside Closing Date); or

(d) by the Vendors (acting together), if a condition in Section 6.3 has become incapable of satisfaction and has not been waived, or if the Purchaser is in material breach of this Agreement and has not cured that breach within five Business Days after notice.

13.2 Effect

Upon termination, this Agreement is void except for Article 4 (Deposits), Article 10 (to the extent a claim has already arisen), Article 12, this Article 13 and Article 14, which survive. Termination does not relieve a party from liability for willful breach. The Deposit and the Further Deposit shall be returned or forfeited in accordance with Article 4.

ARTICLE 14 — GENERAL

14.1 Joint and Several Liability of Vendors

The Vendors are jointly and severally liable for every Vendor obligation in this Agreement.

14.2 Assignment

The Purchaser may assign this Agreement to an affiliate upon the written consent of the Vendors being obtained (not to be unreasonably withheld), provided the Purchaser remains liable for the Deposit, the Further Deposit and the payment of the Purchase Price. No Vendor and the Target may assign this Agreement without the Purchaser's prior written consent. This Agreement binds and benefits the parties and their respective successors and permitted assigns.

14.3 Costs

Each party bears its own legal, accounting and advisory costs. The Purchaser bears any transfer, registration or recording charges on the Purchased Shares or the Included Assets, if applicable. The Vendors bear all costs of obtaining the consents and estoppels in Section 6.1, save that the Purchaser will bear any fee properly charged by a third-party counterparty for granting a consent.

14.4 Notices

Notices are to be given in writing by email to the addresses set out in Schedule J, effective on transmission if sent on a Business Day before 5:00 p.m. local time at the place of receipt, and on the next Business Day if sent later.

14.5 Governing Law and Attornment

This Agreement is governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein. The parties attorn to the exclusive jurisdiction of the courts of Alberta sitting in Calgary. Each Vendor submits to that jurisdiction for any claim arising out of this Agreement.

14.6 Entire Agreement; Amendment

This Agreement, including the Schedules, constitutes the entire agreement among the parties in respect of its subject matter and supersedes the Binding MOU and all prior understandings, as provided in Section 1.2(f). No amendment is effective unless in writing and signed by the Purchaser and the Vendors.

14.7 Severability; Waiver

If any provision is held invalid, the remaining provisions continue. A waiver must be in writing. A failure to exercise a right is not a waiver.

14.8 Counterparts

This Agreement may be executed in counterparts and delivered electronically, each an original and all together one instrument. A Vendor who has not signed the face of this Agreement may join by executing a joinder in the form the Purchaser reasonably requires, and upon so joining is a Vendor for all purposes.

14.9 Authority of Signatories

Each signatory represents that he or she has authority to bind the party on whose behalf he or she signs. Each individual who signs as a Vendor signs both for himself or herself and, if indicated, in a representative capacity.

14.10 Language

This Agreement is drawn in English at the request of the parties. Les parties ont exigé que la présente convention soit rédigée en anglais.

14.11 Independent Legal Advice

Each party acknowledges that it has had the opportunity to obtain independent legal advice before executing this Agreement, and executes it voluntarily.

IN WITNESS WHEREOF the parties have executed this Agreement as of the Agreement Date first written above.

PURCHASER

FINGERMOTION, INC.

a Delaware corporation

Notice: 111 Somerset Road, Level 3, Singapore 238164

Attention: Chris Polimeni, Chief Financial Officer

Per: Chris Polimeni
Name: Chris Polimeni
Title: Chief Financial Officer
Date: 9/23/2026

TARGET

NEWBIT TECHNOLOGY INC.

a British Columbia corporation

23 – 1161 The High Street, Coquitlam, British Columbia V3B 7W3

Attention: Yijun Qin, CEO

Per: Yijun Qin
Name: Yijun Qin
Title: CEO
Date: 9/23/2026

VENDORS

SIGNED, SEALED AND DELIVERED

in the presence of:

Witness: ____________________
Name: ____________________

潘伟祥

WEIXIANG PAN

Shares held: 90 Class A Voting Common Shares (90%)

Date: 9/24/2026

Witness: ____________________
Name: ____________________

Yijun Qin

YIJUN QIN

Shares held: 10 Class A Voting Common Shares (10%)

Date: 9/23/2026